Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 16, 2022 with respect to the financial statements of Laminera Flow Optimization Ltd. included herein and to the reference to our firm under the heading ‘Experts’ in the prospectus.

/s/ Somekh Chaikin
Member Firm of KPMG International
August 4, 2022
Tel Aviv, Israel